THE TAIWAN FUND, INC. REVIEW
May 2008

HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) dropped by 3.26% in U.S. dollar terms in May. Proprietary traders net sold NT$ 6.16 billion, while foreign investors and local institutions net bought NT$13.78 billion and NT$4.98 billion, respectively. In terms of sector performance, the tourism and the glass sectors outperformed, rising by 8.3% and 3.9% month-over-month (“MoM”) in NT dollar terms, respectively. The appliance and auto sectors underperformed and declined 8.4% and 8.3% MoM in NT dollar terms, respectively. On the economic front, Taiwan’s Consumer Price Index (“CPI”) in April was up 3.71% year-over-year (“YoY”). The seasonally adjusted unemployment rate was up to 3.92%. According to Customs’ records, Taiwan’s exports decreased by 14.00% YoY in April to US$22.5 billion; however, export orders goes 15.69% YoY in April.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 0.63% in May. An overweight position in the PCB Substrate sector and an underweight position in the banking sector contributed positively to the Fund’s performance. An underweight position in the foundry sector and an overweight position in the automobile sector negatively contributed to the Fund’s performance.
Investment Strategy:
Due to rising macro uncertainties, the performance of the TAIEX since President Ma’s inauguration on May 20 has been weaker than expected. After hitting a new year-to-date high of 9,259 points on May 19, the TAIEX tumbled as investors took profits on the lack of additional good news regarding cross-strait issues. The TAIEX could continue to consolidate near term due to a lack of catalysts. However, there are still some positives, including the launch in July of direct weekend chartered flights and Chinese tourist visits to Taiwan. Sentiment towards domestic demand plays should improve on the arrival of Chinese tourists; moreover, the peak season for the tech sector is approaching. In terms of sector allocation, the Fund has a slightly over-weight position in technology and an under-weight position in cyclicals. The Fund holds a more neutral position in the financial sector.
Total Fund Sector Allocation

	% of	% of
As of 05/31/08	Total Fund	TAIEX
Computer Service and Software	0.0	0.0
Electronic Components	6.9	3.6
Electronics	2.2	1.5
IC Design	6.5	3.2
Memory IC	1.5	1.8
PC & Peripherals	11.0	14.7
Semiconductor Manufacturing	7.7	11.0
Telecommunication	8.3	9.2
TFT-LCD	8.0	6.2
Cement	0.0	1.6
Foods	1.6	1.2
Plastics	1.0	7.1
Textiles	4.3	1.9
Electric & Machinery	0.0	0.9
Elec. Appliance & Cable	0.0	0.5
Chemicals	0.9	1.6
Glass & Ceramics	2.2	0.4
Paper & Pulp	1.5	0.3
Steel & Iron	2.4	4.1
Rubber	0.0	0.8
Automobile	4.1	0.8
Construction	0.9	2.0
Transportation	0.0	2.7
Tourism	0.0	0.4
Finance	13.9	15.7
Wholesale & Retail	2.7	1.0
Others	0.0	5.5
Athletic Footwear	2.2	0.0
Petroleum Services	1.6	0.0
Real Estate	1.6	0.0
Biotech	0.0	0.3
Securities	0.0	0.0
Total	93.0	100.00

Cash	7.0

Technology	52.1	51.2
Non-Technology	27.0	33.1
Financial	13.9	15.7
Total Net Assets: US$360.43 Million
Top 10 Holdings of Total Fund Portfolio

% of
As of 05/31/08	Total Portfolio
Taiwan Semiconductor Manufacturing Co., Ltd.	5.51

Chunghwa Telecom Co., Ltd.	4.48

Hon Hai Precision Industry Co., Ltd.	3.61

Au Optronics Corp.	3.47

Asustek Computer, Inc.	2.96

MediaTek, Inc.	2.78

Fubon Financial Holdings Co., Ltd.	2.48

Reuntex Industries, Ltd.	2.41

China Steel Corp.	2.37

InnoLux Display Corp.	2.33

Total	32.40
NAV: US$19.40 Price: US$18.40 Discount: -5.15%
No. of Shares: 18.57 Million

Returns in US$ (%)(a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)
One Month	-3.96%	-3.26%	-3.26%
Fiscal Year to Date (c)	-2.48%	4.12%	4.26%
One Year	10.20%	14.95%	18.93%
Three Years	16.01%	13.70%	18.11%
Five years	18.14%	16.64%	20.62%
Ten Years	3.46%	1.99%	N/A
Since Inception	10.68%	11.18%	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year, which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Market Data

	As of 04/30/08	As of 05/31/08
TAIEX
% change in NTD terms	8919.92	8619.08
% change in USD terms	4.05	-3.37
NTD Daily avg. trading volume (In Billions)	3.84	-3.26
USD Daily avg. trading volume (In Billions)	160.23	143.40
NTD Market Capitalization (In Billions)	5.26	4.72
USD Market Capitalization (In Billions)	22722.61	22865.42
FX Rate: (NT$/US$)	746.29	751.84
	30.4475	30.4125

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang